Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 10, 2007, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-147871) and related Prospectus of Catalent Pharma Solutions, Inc. for the registration of 9 1/2%/10 1/4% Senior PIK-Election Notes due 2015, Guarantees of 9 1/2%/10 1/4% Senior PIK-Election Notes due 2015, 9 3/4% Senior Subordinated Notes due 2017, and Guarantees of 9 3/4% Senior Subordinated Notes due 2017.

/s/ Ernst & Young LLP

MetroPark, New Jersey

February 29, 2008